Exhibit 99.1

Steve Madden Announces Fourth Quarter and Fiscal Year 2014 Sales Results Updates Fiscal Year 2014 EPS Guidance

LONG ISLAND CITY, N.Y., January 9, 2015 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced preliminary sales results for the fourth quarter and fiscal year ended December 31, 2014 and updated its fiscal year 2014 EPS guidance.

For the fourth quarter, net sales were $342.6 million, approximately flat to the same period of 2013. Net sales for the wholesale division decreased 0.9% to $270.9 million. Retail net sales grew 3.2% to $71.7 million. Retail comparable store sales for the fourth quarter of 2014 declined 2.3%.

For fiscal year 2014, net sales were $1.3 billion, a 1.6% increase compared to fiscal year 2013. Wholesale net sales grew 2.2% to $1.1 billion. Retail net sales decreased 1.7% to $206.0 million. Retail comparable store sales for fiscal year 2014 declined 8.1%.

Diluted EPS for the fiscal year 2014 is now expected to be approximately $1.75 - $1.76.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, "Fourth quarter was a challenging period. Our financial performance was below our expectations due primarily to (i) air freight incurred due to the West Coast port slowdown; (ii) below plan performance in our newly acquired Dolce Vita division as we moved aggressively to clear excess inventory; and (iii) challenges caused by production delays on goods from Mexico.

While 2014 was a difficult year at Steve Madden, we took a number of important steps to position the Company for the future. We implemented a new e-commerce platform, acquired two powerful footwear brands in Dolce Vita and Brian Atwood, and moved to an ownership model in two important international markets with the acquisition of our Mexican licensee and the formation of a joint venture in South Africa. We are confident that these initiatives will drive significant long-term earnings growth."

Reported results are preliminary and remain subject to adjustment until the filing of the Company's Annual Report on Form 10-K with the SEC.

The Company will be presenting at the 17th Annual ICR XChange Conference to be held at the Grand Lakes Hotel & Resort in Orlando, Florida on Monday, January 12, 2015 at 1:30 PM Eastern Time. Edward Rosenfeld, Chairman and Chief Executive Officer, will host the presentation. The audio portion of the presentation will be webcast live over the internet and can be accessed through the Investor Relations page of our website at http://www.stevemadden.com/. An online archive will be available for a period of 90 days following the presentation.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden®, Steven by Steve Madden®, Madden Girl®, Freebird by Steven®, Stevies®, Betsey Johnson®, Dolce Vita®, DV by Dolce Vita®, Brian Atwood®, B Brian Atwood®, Report Signature®, Report®, Big Buddha®, Wild Pair®, Cejon® and Mad Love®, the Company is the licensee of various brands, including Olsenboye® for footwear, handbags and belts and Superga® and l.e.i.® for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company's wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operated 160 retail stores (including the Company's four Internet stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men's and women's boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain "forward looking statements" as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company's plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company's future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company's control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties discussed in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company's results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company's actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com